Exhibit 99.1

Parker Drilling Selects Gary Rich as President and Chief Executive Officer

Drilling Services Industry Veteran Brings Over 30 Years of Global Technical, Commercial and

Operations Experience to Parker

Houston, TX, September 24, 2012 – Parker Drilling (NYSE: PKD) announced today that its Board of Directors has selected Gary Rich as president and chief executive officer, effective October 1, 2012. Mr. Rich will also serve as a member of Parker Drilling’s board of directors.

Mr. Rich brings a wealth of international and domestic industry leadership experience to Parker, including a 25-year career with Baker Hughes Incorporated where he successfully managed several of the company’s businesses, regions and initiatives. Over his career he has held a progressive series of roles across a broad spectrum of focus areas including:

•	Global sales, strategic marketing and business development;

•	New technology and product innovation, and commercialization strategies;

•	Operations, finance and business management; and

•	Leadership development and succession planning.

Most recently, Mr. Rich served as vice president of global sales for Baker Hughes, and prior to this role, he served as president of that company’s European operations. Previously, Mr. Rich was president of Hughes Christensen Company (HCC), a division of Baker Hughes primarily focused on the production and distribution of drilling bits for the petroleum industry. As president of HCC, Mr. Rich developed a dynamic business strategy that successfully positioned the company to enter new market segments and geographical regions. Under his direction, HCC delivered significant revenue growth and further strengthened its market leadership position despite a highly competitive environment.

“Gary has proven success in developing and implementing growth strategies that deliver sustainable results and value,” said Rob McKee, presiding director of the Parker Drilling board. “He has experience in nearly every aspect of the oil and gas business and a keen understanding of the evolving needs of the drilling service marketplace. We are confident that Gary is the right leader to strengthen Parker’s position as a great drilling, rental tool, and technology source for the oil and gas industry. We are excited to welcome him to the Parker team.”

Mr. Rich assumes the president and chief executive officer role from Robert L. Parker Jr., who will remain executive chairman of Parker Drilling.

“When you look at Gary’s record of achievement, the first thing you’ll note is he has wins in a wide range of areas,” Mr. Parker commented. “While his technical, commercial, and operational accomplishments are impressive, I believe much of Gary’s success is driven by his strong leadership and communications skills. He will strengthen our ability to align innovation and collaboration with performance and consistent results for our stakeholders.”

Mr. Rich holds a B.S. in Accounting from Brigham Young University and an M.S. in Science and Technology Commercialization from the University of Texas. He holds a certification in management from the University of Utah and attended the California Institute of Technology’s Strategic Marketing of Technology Products program. Mr. Rich resides in the Houston area with his wife and family.

About Parker

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker’s rig fleet includes 24 land rigs and two offshore barge rigs in international locations, 13 barge rigs in the U.S. Gulf of Mexico, one land rig located in the U.S., and two land rigs in Alaska undergoing commissioning. The Company’s rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. Parker also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found at http://www.parkerdrilling.com, including operating status reports for the Company’s Rental Tools segment and its international and U.S. barge rig fleets, updated monthly.

For further information:

Investors:

Richard Bajenski

Director, Investor Relations

+1-281-406-2030

richard.bajenski@parkerdrilling.com

Media:

Stephanie Dixon

Manager, Corporate Communications

+1-281-406-2212

stephanie.dixon@parkerdrilling.com